Exhibit 5(a)

[Letterhead of Avista Corporation]

November 14, 2011

Avista Corporation

1411 East Mission Avenue

Spokane, WA 99202

Ladies and Gentlemen:

I am a Senior Vice President and the General Counsel & Chief Compliance Officer of Avista Corporation, a Washington corporation (the “Company”), and am acting as counsel to the Company in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 689,255 shares (the “Offered Shares”) of the Company’s Common Stock, no par value (the “Common Stock”), to be offered under the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “DRIP”).

I have examined (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation, as amended, and By-Laws, (3) a Certificate of Existence/Authorization with respect to the Company issued by the Secretary of State of the State of Washington, (4) orders of the Washington Utilities and Transportation Commission (the “WUTC”), the Idaho Public Utilities Commission (the “IPUC”) and the Public Utility Commission of Oregon (the “OPUC”) with respect to the issuance and sale by the Company of the new shares of Common Stock under DRIP, as well as the exemptive order of the Public Service Commission of the State of Montana disclaiming jurisdiction over the issuance of securities and the creation of liens by the Company and (5) various corporate records and other documents relating to the authorization of the issuance and sale by the Company of shares of Common Stock and the receipt of adequate consideration upon the issuance and sale thereof. I have also examined such other documents and satisfied myself as to such other matters as I have deemed necessary in order to deliver this letter.

I wish to advise you, however, that (1) with respect to the valid issuance of all outstanding shares of Common Stock that were issued after February 11, 2005 under (a) plans established for the benefit of executive officers and other employees and of outside directors, of whatever kind and nature or (b) under plans established for the benefit of shareholders such as dividend reinvestment and stock purchase plans, I have assumed, without investigation, the accuracy of the statements set forth in certificates, of recent date, of officers of the Company and (2) with respect to all outstanding shares of Common Stock, I have further assumed, without

Avista Corporation

November 14, 2011

investigation, the due delivery by the Company’s transfer agent and registrar of certificates representing such shares.

On the basis of the foregoing, and subject to the qualifications hereinafter expressed, I am of the opinion that, when the Offered Shares have been sold and delivered as contemplated in the Registration Statement, the Offered Shares will be legally issued, fully paid and non-assessable.

For the purposes of the opinions expressed above, I have assumed, with respect to Offered Shares that constitute authorized but previously unissued shares of Common Stock, that such Offered Shares will be issued and sold in accordance with the terms of the DRIP and in compliance with the orders of the WUTC, the IPUC and the OPUC authorizing the issuance and sale by the Company of such securities and with the authorization of the Company’s Board of Directors. In addition, with respect to Offered Shares that are purchased in the open market for offer and sale under the DRIP, I express no opinion herein as to any such shares that are both (1) originally issued after the date hereof and (2) not so originally issued under the DRIP.

I am a member of the Bar of the State of Washington, and the opinions expressed above are limited to the laws of the States of Idaho, Washington and Oregon and the federal laws of the United States. To the extent that the opinions expressed above relate to or are dependent upon matters governed by the law of the State of Idaho, Montana or Oregon, I have relied upon advice rendered to me by other counsel to the Company admitted to practice in such State whom I consider competent. In addition, to the extent that the opinions expressed above relate to or are dependent upon matters governed by the federal securities laws, the Federal Power Act, as amended, or the Public Utility Holding Company Act of 2005, I have relied upon the opinions expressed in the letter of even date herewith of Dewey & LeBoeuf LLP, counsel to the Company, which is being filed as Exhibit 5(b) to the Registration Statement, and my opinions are subject to the same assumptions, limitations and qualifications with respect to such matters as are set forth in such letter of Dewey & LeBoeuf LLP.

Dewey & LeBoeuf LLP is hereby authorized to rely upon the opinions expressed in this letter as to all matters governed by the law of the State of Washington, Idaho, Montana or Oregon.

Avista Corporation

November 14, 2011

I hereby consent to the filing of this letter as Exhibit 5(a) to the Registration Statement and to the references to me, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel
& Chief Compliance Officer